Item 77K

November 29, 2005

Securities and Exchange Commission
450 Fifth Street
Washington, DC 20549

Dear Commissioner:

KPMG LLP was previously the principal accountants for the Hawaiian Tax-Free
 Trust. On July 27, 2005 KPMG LLP declined to stand for reelection as the principal accountants of the Trust and Tait, Weller and Baker LLP was engaged as the principal accountants to audit the Trust's financial statements for the fiscal year of 2006. The decision was made by the Audit Committee of the Board of Trustees.

The audit reports of KPMG LLP on the Trust's financial statements as of and for the years ending March 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the two fiscal years ended March 31, 2005 and 2004 and the subsequent interim period through July 27, 2005, there were:
1) no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused them to make reference in connection with their opinion to the subject matter of

the disagreements, or (2) no reportable events enumerated in Item 304(a)(v) of Regulation S-K.

At no time during the years ended March 31, 2005 and 2004 and through July 27,
 2005 did the Trust consult Tait, Weller and Baker LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

The letter from KPMG LLP is attached as Exhibit 77K to this Form N-SAR.

                              Sincerely,

/s/Joseph P. DiMaggio
----------------------
Joseph P. DiMaggio
Chief Financial Officer and Treasurer